                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549





                               SCHEDULE 13G


                Under the Securities Exchange Act of 1934

                             (Amendment No. 2) *



                       First Federal Bancorporation
             --------------------------------------------------
                             (Name of Issuer)


                               Common Stock
             --------------------------------------------------
                       (Title of Class of Securities)


                              319979100
                         --------------------
                            (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                   Page 1 of 13 pages

CUSIP No. 319979100              13G          Page 2 of 13 Pages

1.   NAME OF REPORTING PERSON:
     First Federal Bancorporation Employee Stock Ownership Plan

     SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     41-1796238

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
        (a)  [ x ]
        (b)  [   ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     State of Minnesota

NUMBER OF       5.    SOLE VOTING POWER                  0
SHARES
BENEFICIALLY    6.    SHARED VOTING POWER           68,255
OWNED BY
EACH            7.    SOLE DISPOSITIVE POWER:            0
REPORTING
PERSON WITH     8.    SHARED DISPOSITIVE POWER:     68,255

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:
     68,255

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:  [   ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  9.7%


12.  TYPE OF REPORTING PERSON: EP

CUSIP No. 319979100              13G          Page 3 of 13 Pages

1.   NAME OF REPORTING PERSON:
     First Federal Bancorporation 1995 Stock Option and
     Incentive Plan

     SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     41-1848954

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
        (a)  [ x ]
        (b)  [   ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     State of Minnesota

NUMBER OF       5.    SOLE VOTING POWER                  0
SHARES
BENEFICIALLY    6.    SHARED VOTING POWER           75,163
OWNED BY
EACH            7.    SOLE DISPOSITIVE POWER:            0
REPORTING
PERSON WITH     8.    SHARED DISPOSITIVE POWER:     75,163

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:
     75,163

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:  [   ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 10.7%


12.  TYPE OF REPORTING PERSON: EP

CUSIP No. 319979100              13G          Page 4 of 13 Pages

1.   NAME OF REPORTING PERSON:  Walter R. Fankhanel

     SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
        (a)  [   ]
        (b)  [ x ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF       5.    SOLE VOTING POWER              12,514
SHARES
BENEFICIALLY    6.    SHARED VOTING POWER            55,200
OWNED BY
EACH            7.    SOLE DISPOSITIVE POWER:        12,514
REPORTING
PERSON WITH     8.    SHARED DISPOSITIVE POWER:      55,200

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:
     67,714

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:  [   ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  9.7%


12.  TYPE OF REPORTING PERSON: IN

CUSIP No. 319979100              13G          Page 5 of 13 Pages

1.   NAME OF REPORTING PERSON:  Martin R. Sathre

     SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
        (a)  [   ]
        (b)  [ x ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF       5.    SOLE VOTING POWER               7,647
SHARES
BENEFICIALLY    6.    SHARED VOTING POWER            55,200
OWNED BY
EACH            7.    SOLE DISPOSITIVE POWER:         7,647
REPORTING
PERSON WITH     8.    SHARED DISPOSITIVE POWER:      55,200

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:
     62,847

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:  [   ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 9.0%


12.  TYPE OF REPORTING PERSON: IN

CUSIP No. 319979100              13G          Page 6 of 13 Pages

1.   NAME OF REPORTING PERSON:  James R. Sharp

     SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
        (a)  [   ]
        (b)  [ x ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF       5.    SOLE VOTING POWER               7,047
SHARES
BENEFICIALLY    6.    SHARED VOTING POWER            55,200
OWNED BY
EACH            7.    SOLE DISPOSITIVE POWER:         7,047
REPORTING
PERSON WITH     8.    SHARED DISPOSITIVE POWER:      55,200

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:
     62,247

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:  [   ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 8.9%


12.  TYPE OF REPORTING PERSON: IN

CUSIP No. 319979100              13G          Page 7 of 13 Pages

1.   NAME OF REPORTING PERSON:  Ralph T. Smith

     SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
        (a)  [   ]
        (b)  [ x ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF       5.    SOLE VOTING POWER              17,207
SHARES
BENEFICIALLY    6.    SHARED VOTING POWER            55,200
OWNED BY
EACH            7.    SOLE DISPOSITIVE POWER:        17,207
REPORTING
PERSON WITH     8.    SHARED DISPOSITIVE POWER:      55,200

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:
     72,407

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:  [   ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 10.3%


12.  TYPE OF REPORTING PERSON: IN

CUSIP No. 319979100              13G          Page 8 of 13 Pages

1.   NAME OF REPORTING PERSON:  Dean J. Thompson

     SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
        (a)  [   ]
        (b)  [ x ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF       5.    SOLE VOTING POWER              11,138
SHARES
BENEFICIALLY    6.    SHARED VOTING POWER            55,200
OWNED BY
EACH            7.    SOLE DISPOSITIVE POWER:        11,138
REPORTING
PERSON WITH     8.    SHARED DISPOSITIVE POWER:      55,200

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:
     66,338

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:  [   ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 9.5%


12.  TYPE OF REPORTING PERSON: IN

                                              Page 9 of 13 Pages
ITEM 1(a)  NAME OF ISSUER.
           First Federal Bancorporation

ITEM 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
           214 5th Street
           Bemidji, Minnesota  56601

ITEM 2(a)  NAME OF PERSON(S) FILING.
     First Federal Bancorporation Employee Stock Ownership Plan ("ESOP"), First Federal Bancorporation 1995 Stock Option and Incentive Plan ("Option Plan"), and the following individuals who serve as trustees of the separate trusts established under the ESOP and the Option Plan: Walter R. Fankhanel, Martin R. Sathre, James R. Sharp, Ralph T. Smith, and Dean J. Thompson.

ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.
           Same as Item 1(b).

ITEM 2(c)  CITIZENSHIP.
           See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d)  TITLE OF CLASS OF SECURITIES.
           Common Stock, par value $.01 per share.

ITEM 2(e)  CUSIP NUMBER.
           See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3.    CHECK WHETHER THE PERSON FILING IS A:


    (f)    [x]   Employee Benefit Plan, Pension Fund which is
                 subject to the provisions of the Employee
                 Retirement Income Security Act of 1974 or
                 Endowment Fund; see 13d-1(b)(1)(ii)(F),

    (h)    [x]   Group, in accordance with Rule 13d-
                 1(b)(l)(ii)(H).

Item (a) (b) (c) (d) (e) (g) - not applicable.

                                              Page 10 of 13 Pages

ITEM 4.  OWNERSHIP.
         (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

         (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

         (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
         PERSON.
         Pursuant to Section 13.7 of the ESOP, First Federal Bancorporation, acting as the ESOP Committee, has the power to direct the receipt of dividends on shares held in the ESOP trust.

         Pursuant to the terms of the Option Plan and its associated trust agreement, the Option Plan's trustees have the power to direct the receipt of dividends on shares held in the Option Plan trust.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
         WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
         PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
         GROUP.
     This Schedule 13G is being filed on behalf of the ESOP and the Option Plan identified in Item 2(a), filing under the Item 3(f) classification, and by each trustee of the separate trusts established pursuant to the ESOP and the Option Plan, filing under the Item 3(h) classification. Exhibit A contains a disclosure of the voting and dispositive powers over shares of the issuer held directly by these entities.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.
     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
PAGE>
                                              Page 11 of 13 Pages

SIGNATURE:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

FIRST FEDERAL BANCORPORATION
EMPLOYEE STOCK OWNERSHIP PLAN

By Its Trustees:

     /s/ Walter R. Fankhanel                   June 24, 1997
     __________________________________        _________________
     Walter R. Fankhanel, as Trustee           Date

     /s/ Martin R. Sathre                      June 24, 1997
     __________________________________        _________________
     Martin R. Sathre, as Trustee              Date

     /s/ James R. Sharp                        June 24, 1997
     __________________________________        _________________
     James R. Sharp, as Trustee                Date

     /s/ Ralph T. Smith                        June 24, 1997
     __________________________________        _________________
     Ralph T. Smith, as Trustee                Date

     /s/ Dean J. Thompson                      June 24, 1997
     __________________________________        _________________
     Dean J. Thompson, as Trustee              Date

/s/ Walter R. Fankhanel                        June 24, 1997
_________________________________________      _________________
Walter R. Fankhanel, as an Individual          Date
  Stockholder

/s/ Martin R. Sathre                           June 24, 1997
________________________________________      _________________
Martin R. Sathre, as an Individual            Date
  Stockholder

/s/ James R. Sharp                             June 24, 1997
_________________________________________      _________________
James R. Sharp, as an Individual               Date
  Stockholder

/s/ Ralph T. Smith                             June 24, 1997
_________________________________________      _________________
Ralph T. Smith, as an Individual               Date
  Stockholder

/s/ Dean J. Thompson                           June 24, 1997
_________________________________________      _________________
Dean J. Thompson, as an Individual             Date
  Stockholder

                                              Page 12 of 13 Pages


FIRST FEDERAL BANCORPORATION
1995 STOCK OPTION AND INCENTIVE PLAN

By Its Trustees:

     /s/ Walter R. Fankhanel                   June 24, 1997
     __________________________________        _________________
     Walter R. Fankhanel, as Trustee           Date

     /s/ Martin R. Sathre                      June 24, 1997
     __________________________________        _________________
     Martin R. Sathre, as Trustee              Date

     /s/ James R. Sharp                        June 24, 1997
     __________________________________        _________________
     James R. Sharp, as Trustee                Date

     /s/ Ralph T. Smith                        June 24, 1997
     __________________________________        _________________
     Ralph T. Smith, as Trustee                Date

     /s/ Dean J. Thompson                      June 24, 1997
     __________________________________        _________________
     Dean J. Thompson, as Trustee              Date

/s/ Walter R. Fankhanel                        June 24, 1997
_________________________________________      _________________
Walter R. Fankhanel, as an Individual          Date
  Stockholder

/s/ Martin R. Sathre                           June 24, 1997
________________________________________      _________________
Martin R. Sathre, as an Individual            Date
  Stockholder

/s/ James R. Sharp                             June 24, 1997
_________________________________________      _________________
James R. Sharp, as an Individual               Date
  Stockholder

/s/ Ralph T. Smith                             June 24, 1997
_________________________________________      _________________
Ralph T. Smith, as an Individual               Date
  Stockholder

/s/ Dean J. Thompson                           June 24, 1997
_________________________________________      _________________
Dean J. Thompson, as an Individual             Date
  Stockholder

                                              Page 13 of 13 Pages

Exhibit A
---------
                Identification of Members of Group
                ----------------------------------

     The trustees of the ESOP hold shares of common stock of the issuer in trust for the benefit of employees participating in the ESOP. Pursuant to Section 13.6 of the ESOP, (i) the trustees vote common stock allocated to participant accounts in accordance with instructions by participants, (ii) shares of common stock of the issuer which have not been allocated and allocated stock for which no voting direction has been received shall be voted by the trustee in the same proportion that participants direct the voting of allocated shares, and (iii) if no voting direction has been received as to allocated shares, the issuer may direct the trustees as to the voting of all unallocated shares, and if the issuer gives no direction, the trustees shall vote such shares in their sole discretion. Pursuant to Section 13.3 of the ESOP, the trustees exercise investment direction as directed by the issuer in its capacity as the ESOP Committee. Pursuant to Section 5 of the Option Plan's trust agreement, the trustees of the Option Plan (i) have sole discretion as to the investment of trust assets, except that to the extent reasonably practicable, the trustees shall invest all assets of the trust in common stock of the issuer, and (ii) exercise voting rights with respect to common stock of the issuer in accordance with the terms and conditions for the exercise of voting rights of unallocated shares under the ESOP. Overall, the trustees must exercise voting and dispositive power with respect to the assets held by the ESOP and the Option Plan, including common stock of the issuer, in accordance with the fiduciary responsibility requirements imposed by Section 404 of the Employee Retirement Income Security Act of 1974, as amended.